EXHIBIT 10.1
SEVERANCE AGREEMENT
This Severance Agreement (“Agreement”) dated as of the last date set forth on the signature page hereof but effective as of the Effective Date defined in Paragraph 25, is made and entered into between Crimson Wine Group, Ltd., a Delaware corporation, on behalf of itself, its parent and its subsidiaries, (collectively the “Company”), and Patrick DeLong (“Employee”). The Company and Employee may be referred to collectively herein as the “Parties.”

RECITALS AND ACKNOWLEDGMENTS

A.Employee was employed by the Company in the position of President and Chief Executive Officer and was employed pursuant a Letter Agreement dated June 19, 2007 (the “Letter Agreement”).
B.The Parties have determined that it is on our mutual best interests for you to resign and for your employment with the Company to terminate effective June 3, 2019 (the “Departure Date”).
C.In acknowledgement and appreciation for Employee’s long service to the Company, in satisfaction of the severance provisions of the Letter Agreement, and in consideration of Employee’s releases and other agreements set forth in this Agreement, the Company has agreed to pay to Employee the severance payments and benefits as described in this Agreement.
D.With the exception of the Severance (as defined below), the Accrued Benefits (as defined below), and the Additional Payment (as defined below), Employee acknowledges the receipt of all wages, salary, bonuses, benefits, expense reimbursement or any other monies owed by Company to Employee and acknowledges Employee is not entitled to any additional future compensation from the Company.
E.Employee and the Company agree that they have voluntarily and knowingly entered into this Agreement.
NOW, THEREFORE, IN RELIANCE OF THE ABOVE RECITALS AND IN CONSIDERATION of the promises, covenants and agreements contained herein, Employee and the Company hereby agree to the following terms of this Agreement.
TERMS OF SEVERANCE
1.Resignation; Company Announcement; Public Statement. Effective as of the Departure Date, and without any further action on your part, you hereby resign your position as President and Chief Executive Officer and from all other positions you hold with the Company as of the Departure Date and you further agree to sign any additional documentation the Company requires to give effect to such resignation and cessation of employment. The Company and Employee agree that, until announced in accordance with this Agreement, Employee’s departure and any announcement concerning Employee’s departure is confidential information and governed by the confidentiality and disclosure restrictions set forth in Paragraph 15 of this Agreement. The Company and Employee agree that the initial announcement and communication of Employee’s departure to the Company’s other employees and management, and then to the public, shall be conducted in accordance with the communication plan outlined in this Paragraph 1:

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a.    Company Announcement. Employee agrees not to make any announcement of or engage in discussions concerning his departure with other employees of the Company (other than the with members of the Company’s Board of Directors (the “Board”), the Director of HR and such other staff approved by the Board) until the Company has announced Employee’s departure as provided herein. The Company agrees to make an internal announcement as set forth in Exhibit A-1 (“Departure Date Announcement”).
b.    Public Announcement. Employee agrees not to make any public announcement of his departure until after the Departure Date and any public statement by Employee shall be consistent with the message and language of the Departure Date Announcement.
2.    Severance. In consideration of Employee’s covenants and releases set forth in this Agreement and provided that Employee signs and does not revoke this Agreement, and subject to Employee’s compliance with the other terms and conditions of this Agreement, the Company will pay or provide to Employee the following as severance benefits (the “Severance”):
a.    Severance Payments. The Company shall pay Employee an amount equal to the sum of (i) twelve (12) months of Employee’s regular base salary in effect on the Departure Date (which is a gross amount of $359,000), plus (ii) 50% of Employee’s regular base salary reflecting Employee’s annual incentive target in effect on the Departure Date (which is a gross amount of $179,500), minus (iii) the Required Deductions (as defined below) (collectively, the “Severance Amount”), in accordance with the Company’s regular payroll processes. Company shall pay the Severance Amount to Employee in equal installment payments beginning on the first regularly scheduled payroll date (the “Severance Commencement Date”) following the Effective Date, and continuing until the Severance Amount is paid in full.
b.    Additional Payment. An additional lump sum payment equal to $16,000 minus the Required Deductions, which is intended to represent approximately twelve (12) months of what is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Employee immediately prior to Employee’s Departure Date (“Additional Payment”), which Additional Payment will also be paid during the first regularly scheduled payroll following the Effective Date. For the avoidance of doubt, if Employee is eligible to elect, and timely elects COBRA, Employee is responsible for paying Employee’s own COBRA premiums, on an after-tax basis (and Employee may, if Employee so chooses, use these Additional Payments to pay for such COBRA coverage).
Employee understands that (i) the Additional Payment is an additional benefit for which Employee is not eligible unless Employee elects to sign this Agreement, and (ii) Employee will forfeit the Additional Payment if he does not sign or he signs and revokes the Agreement within the revocation period, the last day of which shall be no later than 60 days after Employee’s Departure Date. To the extent required by Section 409A (as defined in Paragraph 27, below) the Departure Date is the date of Employee’s “Separation from Service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)).
3.    Accrued Benefits. Employee shall also be paid all earned and unpaid base wages and any accrued but unused vacation/PTO if any, through the Departure Date (“Accrued Benefits”). Employee understands that Employee is entitled to Employee’s Accrued Benefits regardless of whether Employee signs this Agreement.
4.    Acknowledgement. Employee affirms and warrants that Employee has appropriately received all compensation, wages, expense reimbursements, bonuses, incentive compensation, vacation pay/PTO, sick pay, benefits and other payments to which Employee was entitled (hereinafter “Monies”), including, but not limited to, those under the Fair Labor Standards

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Act and any other federal, state, or local wage and hour law, regulation or ordinance. Except for the Severance and Accrued Benefits set forth in Paragraphs 2 and 3, Employee expressly acknowledges and agrees that the Company does not now owe and will not in the future owe Employee any additional Monies of any kind whatsoever. Employee further affirms and warrants that Employee has appropriately received any leave (paid and unpaid) to which Employee was entitled, including, but not limited to, leave under the Family and Medical Leave Act and any other federal, state, or local leave or disability accommodation law, regulation or ordinance.
5.    Required Deductions. The Company shall deduct any federal and state withholding taxes, Social Security (FICA) withholding, Medicare, any deductions requested by Employee, and any other amounts required by applicable law from any payments made by the Company to Employee pursuant to this Agreement (collectively the “Required Deductions”).
6.    Company’s Obligations Contingent Upon Employee Compliance. The Company’s obligation to pay the Additional Payment and any other obligations of the Company under this Agreement are contingent upon Employee’s compliance with all of the terms, conditions and covenants of Employee provided in this Agreement.
7.    Employee’s Address. All payments made to Employee pursuant to this Agreement will be made by mail to Employee at the last known address of Employee that Company has on record. Employee is responsible to notify the Company of any change in Employee’s address.
RELEASE OF CLAIMS
8.    Employee’s General Release of Releasees. In exchange and consideration for the Company’s payment of the Additional Payment, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and with the intent of binding Employee and Employee’s successors, dependents, heirs, and assigns, effective as of the date Employee executes this Agreement, Employee hereby covenants not to sue and releases and discharges the Company, including the Company’s parent entities, subsidiaries, affiliates, and their respective present or former officers, directors, members, managers, shareholders, partners, trustees, supervisors, employees, attorneys, consultants, receivers, insurers, agents and representatives and their respective heirs, predecessors, successors, and assigns, (collectively the “Releasees”) from any and all rights, claims, demands, actions, causes of action, judgments, costs, expenses, and liabilities of any kind or nature whatsoever in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which existed or may have existed or which do exist, including but not limited to those which may be based in whole or in part on, or may arise from or may be related to or concerning (a) Employee’s employment with the Company, (b) the termination of Employee’s employment with the Company, and (c) any actions or omissions by any of the Releasees prior to the date this Agreement is executed by Employee, including but not limited to the following:
a.    Any claim by Employee for employment discrimination or harassment, whether on the basis of race, age, sex, national origin, religion, sexual orientation, marital status, veterans status, disability, union membership, or any other protected basis, retaliation or wrongdoing of any kind, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the False Claims Act, the Sarbanes-Oxley Act, the Uniformed Services Employment and Reemployment

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Rights Act, the Occupational Safety and Health Act, the California Fair Employment and Housing Act; or the California Constitution;
b.    Any claim in tort that Releasees negligently, intentionally, maliciously, or wantonly caused damage to Employee, including but not limited to slander, defamation, or invasion of privacy;
c.    Any claim under federal, state, or local law that Releasees inflicted emotional distress either intentionally or negligently on Employee;
d.    Any claim under federal, state, or local law against any of the Releasees sounding in contract, oral or written (including but not limited to the Letter Agreement), express or implied, or any other agreement or promise;
e.    Any claim under federal, state, or local law that Releasees engaged in any unfair business practices, including under the California Business and Professions Code;
f.    Any claim that the Releasees owe any sort of compensation, money or any other employment benefit to Employee, (including wages, bonus, incentive compensation, commissions, accrued vacation pay, sick leave, holiday pay, meal/rest periods, severance pay, overtime, penalties, any wage and/or hour violation), or claim to entitlement under any leave laws, health or medical insurance, pension or retirement benefits, or any other employment benefits, including any claims under the Fair Labor Standards Act, the California Labor Code, the Family Medical Leave Act or the California Family Rights Act; and
g.    Any claim in tort or under federal, state, or local law that Employee was wrongfully or constructively discharged from Employee’s employment at the Company.
9.    Employee Waiver of California Civil Code Section 1542. Except for the Severance and other obligations of the Company under this Agreement, Employee expressly waives and relinquishes any and all rights and benefits afforded to Employee by Section 1542 of the Civil Code of the State of California (“Section 1542”), and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Employee hereby expressly waives and relinquishes all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted in this Agreement. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this Agreement and the general release set forth in Paragraph 8 are intended to, and do, include and discharge all claims which Employee does not know or suspect to exist as of the date Employee signs this Agreement. Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims for damages that may exist, and which, if known, would materially affect Employee’s decision to execute this waiver and release, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause. Employee further agrees that the Company may introduce this Agreement as evidence in any subsequent proceeding as an affirmative bar to such a proceeding or to enforce the specific provisions contained herein.

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10.    Release of Claims for Attorney’s Fees. Except as stated in this Agreement, Employee understands and agrees that Employee is releasing and giving up any claims for attorney’s fees and costs.
11.    No Release for Certain Events. Employee understands that Employee is not releasing or giving up any claims for any events or actions that happen after the date Employee executes this Agreement. In addition, this Agreement does not release, and nothing in this Agreement shall be construed to release, (A) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (“SEC”) or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; provided, however, that nothing herein shall be construed to waive or limit Employee’s ability to receive any bounty or award for information provided to the SEC concerning suspected violations of law; (B) claims to unemployment or other rights which cannot be waived by law; (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (D) any claims arising out of, based upon, or seeking to enforce any provision of this Agreement; and (E) any rights to indemnity for acts taken by Employee in his capacity as an officer of the Company including any rights to coverage under any applicable D&O policy.
12.    Confirmation. Subject to the exceptions stated in Paragraphs 11 and 13, Employee represents and warrants that Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Company employee that violated the law or otherwise exposed the Company to any liability, whether criminal or civil, whether to any government, individual or other entity, and that Employee is not aware of any material violations by the Company and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action. Further, Employee represents and warrants that Employee has not suffered any sexual harassment or sexual abuse in connection with Employee’s employment by the Company, or by any officer, manager, employee, agent, customer or supplier of the Company; that Employee is not currently aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim against the Company and/or any of the Releasees; and that this Agreement and the Severance are not a settlement or payment related to a sexual harassment or sexual abuse claim.
13.    Permitted Disclosures. Employee is hereby advised, and by Employee’s signature below, Employee acknowledges that, nothing in this Agreement, or in any agreement between Employee and the Company, prohibits or limits Employee (or Employee’s attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission (the “SEC”), the Department of Justice, the Financial Industry Regulatory Authority, Inc., or any other self-regulatory organization, governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that Employee is not required to advise or seek permission from the Company before engaging in any such activity. Employee further recognizes that, in connection with any such activity, Employee must inform such authority of the confidential nature of any confidential information that Employee provides, provided, further, that Employee is not permitted to reveal any information that is protected by the attorney-client privilege or attorney-work product protection or any other privilege belonging to the Company. Furthermore, nothing contained in this Agreement is intended to prohibit or restrict Employee in any way from making any disclosure of information required by law. Additionally, Employee understands and acknowledges that Employee

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is hereby notified that, under the Defend Trade Secrets Act (specifically, 18 U.S.C. §1833), Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Employee also understands that Employee may not be held so liable for disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal. Employee further acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or in any agreement between the Employee and the Company, the Company is expressly permitted to make any disclosures required by applicable law, including without limitation any disclosures required by the SEC.
14.    Employee Representations. Employee represents, covenants and states to the Company as of the date Employee signs this Agreement that (a) Employee has not filed any claims, complaints, charges or lawsuits against any of the Releasees with any governmental agency or state or federal court, (b) the Company’s provision of any of the Severance is not required by any of the Company’s policies or procedures or by any act or omission by any Releasee and is an additional benefit for which Employee is not eligible unless Employee elects to sign this Agreement, and (c) that upon being paid the amounts required by Paragraph 2 hereof, Company is not further indebted or obligated to Employee in any amount for any reason, including any fringe benefits or other forms of compensation, other than for the Severance and Accrued Benefits assuming Employee complies with the terms of this Agreement. Employee agrees and promises, to the extent permitted by law and subject to the provisions of Paragraphs 11 and 13, never to file a lawsuit or complaint with any federal or state court making any claims that are released in this Agreement. If Employee violates this promise and files a complaint, claim, or lawsuit making a claim released in this Agreement, Company shall not be obligated to pay any of the Additional Payment and Employee agrees to pay all of Company’s attorney’s fees and expenses spent defending against such lawsuit or claim.
CONFIDENTIALITY, NON-SOLICITATION, MUTUAL NON-DISPARAGEMENT AND OTHER COVENANTS
15.    Disclosures Concerning Severance Agreement. Subject to the exceptions stated in Paragraphs 11 and 13, Employee agrees to keep the terms of this Agreement confidential and not make any public statement about, not disclose to any third party, the fact of, or contents or terms of this Agreement, unless necessary to implement or enforce its terms, or to seek tax or legal advice regarding this Agreement. Employee will not disclose information about this Agreement to Employee’s spouse or Employee’s financial, tax and legal advisors, until they have first been advised of this confidentiality provision. Specifically, Employee will not disclose any information about this Agreement, or the Severance made pursuant to this Agreement, to any current or former employee of the Company. In the event that Employee’s attorney, financial or tax advisor, or spouse engages in conduct that would breach this paragraph, such conduct shall constitute a breach of this paragraph just as if Employee had engaged in such conduct. Employee understands and agrees that any disclosures in violation of this paragraph shall constitute and be treated as a material breach of this Agreement. If lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide the Company written notice of such a subpoena within five (5) days of receipt.
16.    Mutual Non Disparagement; Social Media. To the fullest extent permitted by law, and subject to the exceptions stated in Paragraphs 11 and 13, Employee agrees that, from and after the date Employee signs this Agreement, Employee will not disparage any Releasee or publish or disseminate information, whether oral or written (which includes, but is not limited to, statements made directly, indirectly or through any third person on or through any online, social media,

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electronic, digital or other media), that is derogatory in any manner to any Releasee or its business or his/her personal reputation, whether such information was acquired before, during or after Employee’s employment with the Company. The Company also agrees that it will instruct its executive officers and members of the Board, as constituted as of the Departure Date, not to disparage Employee or publish or disseminate information, whether oral or written (which includes, but is not limited to, statements made directly, indirectly or through any third person on or through any online, social media, electronic, digital or other media), that is derogatory in any manner to Employee or his business or personal reputation, whether such information was acquired before, during or after Employee’s employment with the Company. However, Employee acknowledges and agrees that the Company's officers and members of the Board are permitted to discuss Employee's employment and performance internally and confidentially as required to conduct business, or to make any legally required disclosures, or if otherwise required under law, in each such instance as reasonably determined by the Company or pursuant to the advice of the Company’s legal counsel. In addition, within five (5) business days of the Departure Date, Employee agrees to update Employee’s profile on social media websites (such as LinkedIn) to reflect that Employee is no longer an employee of the Company. The Parties understand and agree that any disclosures in violation of this Paragraph 16 shall constitute and be treated as a material breach of this Agreement.
17.    Non-Solicitation. For a period of twelve (12) months after the Departure Date, Employee shall not, either for Employee’s own account or for any other person or entity, solicit, induce or encourage any Company employee to leave his or her employment, or knowingly induce or knowingly attempt to induce any such employee to terminate or breach his or her employment agreement with the Company, if any.
RETURN OF EMPLOYER PROPERTY AND PROPRIETARY INFORMATION
18.    Confidentiality; Return of Company Property. On the Departure Date, Employee shall immediately turn over to the Company any and all the Company’s equipment, cellular telephone, iPhone/blackberry, tablets, laptop computers, hand-held electronic devices, files, documents, and other materials which were given to Employee by the Company for Employee’s use during Employee’s employment or which are otherwise in Employee’s possession, custody or control on the Departure Date, including, without limitation, all corporate credit cards, employee identification badges, and all building keys and access cards, in each case, in the same condition as such materials were in when given to Employee by the Company (normal wear and tear excepted). Employee will also return any Proprietary Information (as that term is defined herein). Employee shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after the Departure Date without the express written consent of the Company.
19.    Definition of Proprietary Information. For purposes of this Agreement, “Proprietary Information” shall include, but shall not be limited to, the following: (i) identity of clients, customers, suppliers, retailers, distributors or investors in, of or to the Company or potential clients, customers, suppliers, retailers, distributors or investors in, of or to the Company; (ii) any written, typed or printed lists or other materials identifying the clients, customers, suppliers, retailers, distributors or investors in, of or to the Company, or potential clients, customers, suppliers, retailers, distributors or investors in, of or to the Company; (iii) any Company financial information, including without limitation, any payroll, accounting, employee benefits and related human resources information; (iv) any and all data or information involving the formulas, ingredients, processes, techniques, programs, methods, suppliers or contacts employed by the Company in the conduct of its business; (v) any lists, documents, manuals, records, forms or other materials used by the Company in the conduct of its business; (vi) any descriptive materials describing the processes, methods or

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procedures employed by the Company in the conduct of its business; (vii) any processes for or involving any of the Company’s products or contemplated or proposed products; and (viii) any other secret or confidential information or material concerning the Company’s business, affairs or products. The terms “list,” “document,” or their equivalent as used in this Paragraph 19, are not limited to a physical writing or compilation, but also include any and all information whatsoever regarding the subject matter of the “list” or “document,” whether or not such compilation has been reduced to writing.
20.    Treatment of Proprietary Information. It is understood and agreed that, in the course of Employee’s employment, Employee has received, dealt with, and had access to the Company’s confidential and Proprietary Information. Employee recognizes and acknowledges that the Proprietary Information of the Company is a valuable and unique asset of the Company. The Employee agrees that, subject to the exceptions stated in Paragraphs 11 and 13, Employee has not, in any fashion, form or manner, directly or indirectly, retained, made copies of, divulged, disclosed or communicated to any person, firm, company, partnership, corporation or business organization or entity, in any manner whatsoever, except when it was necessary or required in the normal course of the Employee's employment and for the benefit of the Company, or with the express prior written consent of the Company, any of the Company’s Proprietary Information or any information of any kind, nature or description whatsoever concerning any matters affecting or relating to the Company’s business or affairs or any of its Proprietary Information. Employee also agrees that, subject to the exceptions stated in Paragraphs 11 and 13, Employee shall not, during or at any time after Employee’s termination of employment with the Company, disclose any Proprietary Information, or any part thereof, to any person, firm, company, partnership, corporation or business organization or entity for any reason or purpose whatsoever, without the express and prior written permission of the Company, or use the Proprietary Information for Employee’s own commercial purposes, or for the commercial purposes of an employer or a company in which the Employee has or shares an ownership or beneficial interest, now or in the future.
REMEDIES
21.    To the extent Employee breaches any provisions of this Agreement, including the covenants and agreements set forth in Paragraphs 15 through 20, the Company shall have no further obligation to pay the Additional Payment to Employee pursuant to this Agreement. In addition, the Employee agrees that violations of the obligations created by Paragraphs 15 through 20 may cause irreparable harm to the Company. THE PARTIES THEREFORE AGREE THAT, IN THE EVENT THAT EMPLOYEE VIOLATES ANY OF HIS OBLIGATIONS UNDER PARAGRAPHS 15 THROUGH 20, THE COMPANY WILL BE ENTITLED TO OBTAIN INJUNCTIVE RELIEF TO ENJOIN SUCH ACTION AND/OR SEEK DAMAGES.
NO ADMISSION OF WRONGDOING
22.    Employee acknowledges that neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Company of any wrongdoing or violation of its policies and procedures, or of any law or regulation. Further, by making this Agreement, the Company does not admit, and specifically denies, any fault, liability, or wrongdoing. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.
ACKNOWLEDGEMENT OF WAIVER OF CLAIMS UNDER ADEA;
PERIOD FOR REVIEW AND REVOCATION

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23.    Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any claims or rights that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that Employee has been encouraged and advised by this writing that Employee should consult with an attorney before signing this Agreement and the releases contained herein. Employee understands that it is Employee’s decision whether or not Employee consults with an attorney. Employee acknowledges and represents that Employee has received all advice Employee deems necessary concerning this Agreement.
24.    To satisfy the requirements of the Older Workers Benefit Protection Act (“OWBPA”), Employee understands and agrees that Employee has a period of twenty-one (21) days after receiving this Agreement to review and consider it before signing it. Employee understands that Employee may use as much of this twenty-one (21) day period as Employee wishes before signing this Agreement. If Employee signs this Agreement before the end of this twenty-one (21) day period, Employee waives any rights under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement. The Company and Employee also agree that any changes made to the Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period.
25.    Employee may revoke this Agreement within seven (7) days after Employee signs it by giving notice in writing to the Company at: Crimson Wine Group, 2700 Napa Valley Corporate Drive, Suite B, Napa, CA 94558, Attn: Tracy Leisek, Director of HR. If Employee revokes this Agreement within seven (7) days, it will not be effective or enforceable and Employee will not receive the Additional Payment. This Agreement shall not become effective or enforceable until the revocation period has expired, which date of expiration shall be the “Effective Date” of this Agreement. In the event there is a dispute as to whether appropriate notice was timely received, all payments due under this Agreement will be stayed until that dispute is resolved, and it is determined that the notice was not timely received such that the Agreement was not revoked.

SECTION 409A
26.    This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the “Code”) (“Section 409A”), or an exemption thereto and shall be construed and administered in accordance with Section 409A. If Employee is a “Specified Employee” of the Company for purposes of Section 409A at the time his Separation from Service, and if no exception from Section 409A applies in whole or in part, the Severance Amount or Additional Payment or any other payments due pursuant to this Agreement will be made to Employee by the Company on the first day of the seventh month following the date of the Employee’s Separation from Service (the “409A Payment Date”). Should this Paragraph 26 result in a delay of payments to Employee, the Company will begin to make the payments as described in this Paragraph 26, provided that any amounts that would have been payable earlier but for the application of this Paragraph 26, will be paid in lump-sums on the 409A Payment Date(s). For purposes of this provision, the term Specified Employee has the meaning in Section 409A(a)(2)(B)(i) of the Code, or any successor provision and the issued treasury regulations and rulings.
27.    Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that comply with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral,

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or as a settlement payment pursuant to a bona fide legal dispute, shall be excluded from Section 409A to the maximum extent possible. For purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii), each installment payment provided under Paragraph 2 of this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a “Separation from Service.” Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A and the applicable regulations. Employee does not any right to make any election regarding the time or form of any payment due under this Agreement.
MISCELLANEOUS
28.    Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the Parties and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. The Company has made no promises to Employee other than those contained in this Agreement. This Agreement may not be modified, or any provision waived, except by a signed written agreement of the affected parties. Notwithstanding the foregoing, the continuing obligations contained in any confidential information and/or privacy agreement, shall remain in full force and effect whether or not Employee executes this Agreement.
29.    No Presumption against the Drafter. Employee agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.
30.    Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to principles of conflict of laws. Any action at law, suit in equity, or other judicial proceedings related to any provision of this Agreement shall be instituted only in courts with venue in the State of California. The Parties hereby submit to the personal jurisdiction of the State of California courts for the purpose of this Agreement.
31.    No Assignment. Employee represents and agrees that Employee has not heretofore assigned or transferred, or purported to have assigned or transferred, to any person whomsoever, any claim or portion thereof or interest therein, and Employee agrees to indemnify, defend and hold harmless each and all of the Releasees against any and all claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.
32.    Binding. This Agreement shall be binding upon Employee and Employee’s heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.
33.    Capacity. Each of the individuals or entities signing this Agreement represent and warrant to the others that he, she, or it has the right, power, and authority to sign this Agreement on his or her behalf, or on behalf of the Company or other business entity for which he or she has signed, as the case may be, and to sign all other documents and perform all other acts as may be necessary in relation to this Agreement. Employee further represents and warrants that in negotiating and executing this Agreement, Employee is not, and has not been, under the influence of any drugs,

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medications or other substances which might in any way impair Employee’s judgment or ability to understand the terms of this Agreement.
34.    Further Documents and Acts. Each of the parties will cooperate in good faith with each other, and execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated by this Agreement.
35.    No Reliance. Employee represents and acknowledges that in executing this Agreement Employee does not rely upon, and has not relied upon, any representation or statement not set forth herein made by any Releasee or by their agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.
36.    No Re-Hire. Employee understands and agrees that Employee’s employment with the Company has terminated, that Employee will not be reemployed by the Company, or any company that is owned by the Company, or any entity, subsidiary, or affiliate that is owned or operated by the Company, and that Employee will not apply for or otherwise seek employment with such entities, at any time. Employee understands and agrees that this provision is not retaliatory in nature, and is not evidence of retaliation, but is intended to confirm and clarify the intentions of the Parties to avoid confusion or dispute, and further agrees that this is a material term of this Agreement.
37.    Bear Own Fees and Costs. Each of the Parties will pay his, her, or its own attorneys’ fees, costs and expenses, if any, relative to the negotiation and preparation of this Agreement.
38.    Cooperation. In the event that the Company or any of its affiliates becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information, attending meetings, and providing statements and testimony. The Company will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with this paragraph. If necessary for any employer of Employee, the Company will provide Employee with a proper subpoena in order to obtain Employee’s reasonable cooperation with and assistance to the Company.
39.    Interpretation. The language in all parts of this Agreement will be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections or paragraphs of this Agreement are for the convenience only and will not affect the construction or interpretation of any of the provisions herein.
40.    Severability. Should any part, term or provision of this Agreement, with the exception of the releases embodied in Paragraphs 8, 9, 10 and 23, be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be deemed stricken and severed from this Agreement and any and all of the other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Paragraphs 8, 9, 10 and 23 are the essence of this Agreement and should Paragraphs 8, 9, 10 or 23 be deemed invalid or unenforceable, this Agreement may be declared null and void by the Company and any consideration received under this Agreement shall be returned to the Company.
41.    Dispute Resolution.  In any disagreement, controversy, claim, action, proceeding or dispute between Employee and any Releasee, brought to interpret or enforce the provisions of

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this Agreement, the prevailing party or parties shall recover his, her or its reasonable attorneys’ fees and costs.
42.    Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one original Agreement, and it may be executed by a signature transmitted via facsimile or email.
43.    Understanding. Each Party confirms and represents to the other Party that such Party (1) has read this Agreement, (2) understands the terms hereof, (3) has sought or has had the opportunity to seek the advice of legal counsel, (4) finds it to be a fair and reasonable compromise of all disputed and potential claims, defenses, and issues, (5) is executing this Agreement as a voluntary act, and (6) agrees to be bound by and to faithfully execute the terms of this Agreement.
[Remainder of Page Intentionally Blank; Signature Page Follows on Next Page]

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE IS ENCOURAGED AND ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. EMPLOYEE UNDERSTANDS THAT IT IS EMPLOYEE’S DECISION WHETHER OR NOT TO CONSULT WITH AN ATTORNEY. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS THE TERMS AND CONSEQUENCES OF THIS AGREEMENT AND IS SIGNING IT FREELY, KNOWINGLY AND VOLUNTARILY.
By signing this Agreement before the twenty-one (21) day period described above in Paragraph 24 expires, Employee waives Employee’s right under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Agreement. In any case, however, Employee retains the right to revoke this Agreement within seven (7) days, as described above in Paragraph 25.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below:

Dated: 6/9/2019                            EMPLOYEE:

/s/ Patrick DeLong
Patrick DeLong

Dated: 6/7/2019                            COMPANY:

CRIMSON WINE GROUP, LTD.

/s/ John Cumming
John Cumming, Chairman of the Board

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Exhibit A-1
Departure Date Announcement

On the Departure Date, the Company informed only those members of senior management with a need to know of the Employee’s departure and resignation.

On June 5, 2019 John Cumming, Chairman, will send the following communication to all Employees along with the attached letter from Employee:
Dear Crimson Wine Group employees,
 Effective June 3, 2019, Pat DeLong resigned from his position as President and Chief Executive Officer of the Company.  Since joining Crimson Wine Group in 2007, Pat has held various positions in the company including Chief Financial Officer, Chief Operations Officer, and most recently President and Chief Executive Officer. I appreciate all of Pat’s dedication and efforts over these years and wish him success in his future endeavors.

As Chairman, I speak on behalf of the Board of Directors in letting you know that we have great confidence in the Crimson team. As such, beginning immediately, Nicolas Quille will be appointed Interim President and CEO while also continuing to fill his positions of Chief Winemaking and Operations Officer. We will begin an executive search for a new President and CEO. The Board’s goal is to secure a new leader that embodies the culture of the Company.

While I know change is hard, we appreciate your support through this transition and commit to you that we will search for the best person to lead Crimson into the future.

We expect to make a public announcement of this development later today or tomorrow.  Until then, please remember that as a public company, we all have an obligation to not disclose information such as this outside of the Company other than through formal procedures we have set up internally.

 Sincerely,

John Cumming

The Company will file a Form 8-K as required by applicable law.

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